Exhibit 99.3

      +

Comtech Telecommunications Corp.

to Acquire TeleCommunication Systems, Inc. in a

$430.8 Million Strategic and Cash Accretive Transaction

Creates Scale and More Diversified Earnings
Provides Entry into Growing Commercial Markets
Enhances Position with Existing Customers
Generates Meaningful Cost Synergies

General Questions and Answers

Cautionary Statement Regarding Forward-Looking Statements

Certain information in this document contains forward-looking statements regarding Comtech Telecommunications Corp. (“Comtech”), including but not limited to, information relating to Comtech’s future performance and financial condition, plans and objectives of Comtech’s management and Comtech’s assumptions regarding such future performance, financial condition, plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under Comtech’s control which may cause actual results, future performance and financial condition, and achievement of plans and objectives of Comtech’s management to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, among other things: the risk that the acquisition of TeleCommunication Systems, Inc. (“TCS”) may not be consummated for reasons including that the conditions precedent to the completion of the acquisition may not be satisfied or the occurrence of any event, change or circumstance that could give rise to the termination of the merger agreement; the possibility that the expected synergies from the proposed merger will not be realized, or will not be realized within the anticipated time period; the risk that Comtech’s and TCS’s businesses will not be integrated successfully; the risk that requisite regulatory approvals will not be obtained; the possibility of disruption from the merger making it more difficult to maintain business and operational relationships or retain key personnel; any actions taken by either of the companies, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); the timing of receipt of, and Comtech’s performance on, new orders that can cause significant fluctuations in net sales and operating results; the timing and funding of government contracts; adjustments to gross profits on long-term contracts; risks associated with international sales, rapid technological change, evolving industry standards, frequent new product announcements and enhancements, changing customer demands, and changes in prevailing economic and political conditions; risks associated with Comtech’s legal proceedings and other matters; risks associated with Comtech’s obligations under its revolving credit facility; and other factors described in Comtech’s and TCS’s filings with the SEC.

Certain information in this document contains forward-looking statements regarding TCS, including, but not limited to, the expected timing of the completion of the transaction and the benefits of the transaction to TCS stockholders. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on any forward-looking statements. Due to known and unknown risks, actual results may differ from expectations or projections.

The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the effect of the announcement of the tender offer and related transactions on the business relationships of TCS (including partners, customers and suppliers), operating results and business generally; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, and the risk that the merger agreement may be terminated in circumstances that require TCS to pay a termination fee of $10.2 million; the outcome of any legal proceedings that may be instituted against TCS or Comtech related to the merger agreement or any of the transactions contemplated by the merger agreement; uncertainties as to the number of TCS stockholders who may tender their TCS common stock in the tender offer; the failure to satisfy the conditions to completion of the merger and the tender offer, including the receipt of all regulatory approvals related to the transactions; the failure of Comtech to consummate its necessary financing arrangements; risks that the tender offer and related transactions disrupt current plans and operations of TCS and the potential difficulties in employee retention as a result of the proposed transactions; the effects of local, national and global economic, credit and capital market conditions on the economy in general, and other risks and uncertainties; as well as those risks and uncertainties described from time to time in reports and public filings with the SEC made by TCS and Comtech.

A. Transaction Rationale, Background and Details

1.	What is the strategic and financial rationale for combining Comtech and TCS?

We are very excited about this acquisition as it provides a number of strategic and financial benefits for Comtech:

•	TCS brings approximately $40.4 million of Adjusted EBITDA (disclosures related to use of Non-GAAP measures can be found at the end of this presentation) to Comtech (based on TCS’s four consecutive quarters ended September 30, 2015).

•	Creates scale and more diversified earnings, reducing volatility associated with challenging international (including emerging markets) business conditions.

•	Provides entry into commercial markets such as the public safety market which has a growing need for next generation emergency 911 systems. Comtech believes this market is at a growth inflection point.

•	Provides access to TCS’s existing U.S. government contracts, including contracts for which TCS is a prime. This access is expected to accelerate Comtech’s strategy to increase its win rate and ultimately its revenues from U.S. government customers. TCS has an excellent track record of contract wins. In fact, TCS is the prime contractor for U.S. Government sales of Comtech’s over-the-horizon microwave systems (troposcatter) products.

•	Provides an opportunity to leverage Comtech’s international sales channels and sell TCS’s emergency service technologies and commercial applications abroad.

•	Strategically deploys a significant portion of Comtech’s existing cash. On a pro forma combined basis, Comtech would have approximately $52.7 million after closing. Additionally, Comtech believes that given the historically low interest rate environment that we are currently operating in, it makes sense to leverage our balance sheet to enhance stockholder value. This leverage is expected to decrease over time, based on cash flows generated from the combined businesses.

2.	How was the price for TCS determined?

•	We believe we are paying a fair price for TCS. The $5.00 price per share represents a premium of 13.9% as compared to the closing price of TCS common stock on November 20, 2015, the last trading day prior to announcement of this transaction, a premium of 28.6% as compared to the volume-weighted average trading price over the last ninety trading days and a premium of 35.1% as compared to the closing price one day after TCS’s July 6, 2015 announcement that its Board had formed a special committee to explore strategic alternatives to enhance stockholder value.

•	The acquisition has a transaction equity value of approximately $339.7 million and an enterprise value of approximately $430.8 million. The purchase price of $430.8 million represents an implied transaction multiple of approximately 8.9x based on the last trailing twelve months of reported TCS Adjusted EBITDA plus approximately $8.0 million of first year identified synergies.

•	Based on a careful analysis of fundamental value, we feel comfortable that the price is fair to stockholders of both companies and look forward to the long-term financial and strategic benefits of the combination.

3.	When did Comtech begin considering this transaction?

•	Shortly after Dr. Stanton Sloane became President and CEO of Comtech, TCS and Comtech began a dialogue to discuss strategic opportunities related to Comtech’s over-the-horizon products which TCS purchases and resells to the U.S. government pursuant to a prime contract held by TCS. On July 6, 2015, TCS announced the formation of a special committee to explore strategic alternatives and Comtech was subsequently contacted by TCS’s financial advisor Lazard. Ultimately, Comtech and TCS entered into a merger agreement on November 22, 2015.

4.	Would a stock buyback have been more accretive than what you are anticipating for the TCS transaction?

•	The acquisition of TCS by Comtech is a cash accretive transaction. Although we are not providing specific earnings per share guidance for the TCS transaction at this time, it is fair to say that it is likely that a stock buyback would have been more accretive in the short-term. However, as indicated above, there are a number of strategic benefits that the acquisition will bring to Comtech, which we believe will unlock value for our stockholders over time. We believe this transaction allows us to better utilize our balance sheet capacity while providing long-term benefits of synergies and diversification.

5.	Will Comtech reduce or eliminate its annual dividend program?

•	Although the credit facility is expected to have restrictions, the credit facility permits and Comtech anticipates maintaining its annual targeted dividend rate of $1.20 per share. Additionally, the credit facility provides that Comtech may conduct an equity offering for newly issued common shares to reduce total leverage prior to or after the close.

6.	How do the cultures of the two companies compare? Are there any major differences you see that could be an impediment to integration?

•	We believe our operating cultures are similar in some areas and complimentary in others. Both companies sell to commercial and government customers and have been developing innovative telecommunications solutions for decades. While Comtech has a more manufacturing-oriented business, we believe that TCS’s more service-focused model will be complementary. As a result, we do not see any impediments to integration, and in fact, believe that our combined experience will benefit the overall company. As public companies for many years, both companies share a culture of openness to best practices.

7.	Are you planning any specific restructuring charges, and if so, what is your estimate of the total charges?

•	In connection with the acquisition of TCS, Comtech expects to incur transaction related expenses including certain change-in-control payments, professional fees for financial and legal advisors and debt extinguishment costs. Comtech preliminarily estimates that these expenses will approximate $27.5 million, some of which are expected to be immediately expensed upon closing, some expensed during the first year following the closing and some capitalized in accordance with purchase accounting rules. Pursuant to accounting rules, the acquisition is expected to result in a material increase in annual amortization expense related to intangibles and possible other fair value adjustments.

B. Due Diligence, Synergies and Impact on Accretion

8.	How much due diligence were you able to do?

•	We believe that we have conducted a customary and appropriate due diligence review of TCS’s business. Although TCS is a publicly traded company that is audited by an outside accounting firm, we have retained our own team of financial and legal advisors to assist us with different aspects of the transaction. We have had Comtech executives meet with TCS management to review matters within their specific areas of expertise. We have also engaged outside consultants to assist us. As a result, we are well-satisfied with our evaluation of TCS’s business.

9.	How will you be able to achieve operating synergies of $12.0 million by the second year (with $8.0 million occurring in the first year)?

•	Synergies are expected to be achieved through reduction of duplicate public company costs, reduced spending on maintaining multiple information technology systems and increased operating efficiencies throughout the combined company.

•	We also believe that with additional time and focus, we may identify additional synergy opportunities.

10.	Are you anticipating any revenue synergies?

•	We believe that over time, we will be able to accelerate revenue growth of our product lines as we capitalize on TCS’s long-standing customer relationships, contract win rate, and proprietary technology. In addition, Comtech’s international footprint may help TCS penetrate markets abroad.

11.	Do you have the expertise and experience to manage such a large acquisition?

•	Comtech successfully completed the acquisition of Radyne Corporation, which was the largest acquisition in our history. Many of Comtech’s senior executives have extensive experience working for large companies and integrating acquisitions. We are confident that we have the right team in place for the task at hand.

C. Closing Timetable

12.	What is the process from announcement to closing? When will the deal close?

•	The transaction is subject to customary closing conditions, including the tender of at least a majority by vote of outstanding shares of TCS common stock and expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the transaction is expected to close no later than March 2016.

D. Antitrust and Stockholder Communication

13.	Do you anticipate any antitrust issues arising from this transaction? Do you anticipate a second request?

•	We will make all of the appropriate regulatory filings and do not anticipate a second request.

14.	Have you spoken to TCS’s major stockholders? What is their view of the transaction?

•	Maurice B. Tosé, Chairman, CEO and President of TCS, and Jon B. Kutler, Founder of Admiralty Partners, Inc. and a director of TCS, each significant stockholders of TCS, have entered into support agreements pursuant to which they have agreed to tender their shares, subject to terms and conditions, to demonstrate their strong support of the proposed transaction.

15.	Under what circumstances would you terminate this transaction?

•	We are highly committed to this transaction and intend to work expeditiously to complete it. As you know, merger agreements for public companies customarily provide for termination rights of both parties under certain circumstances, none of which are anticipated to occur here.

E. Reconciliation of TCS’s GAAP Net Income to Adjusted EBITDA

TCS
Four Fiscal Quarters Ended September 30, 2015
Reconciliation of GAAP Net Income to Adjusted EBITDA(1):
GAAP net income	$3,688
Interest, net	8,123
Depreciation and amortization	17,443
Income taxes	3,509
Amortization of stock-based compensation	4,747
Amortization of deferred financing fees	895
Strategic alternatives expenses	2,131
Other (income) expense	(104)
Adjusted EBITDA	$40,432

(1) Represents earnings before interest, income taxes, depreciation and amortization of intangibles and stock-based compensation based on the Adjusted EBITDA calculation utilized by Comtech. Adjusted EBITDA is a non-GAAP operating metric used by Comtech in assessing both its and TCS’s operating results. Comtech’s definition of Adjusted EBITDA may differ from the definition of Adjusted EBITDA used by TCS and other companies, and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is also a measure frequently requested by Comtech’s investors and analysts. Comtech believes that investors and analysts may use Adjusted EBITDA, along with other information contained in its SEC filings, in assessing its ability to generate cash flow and service debt.

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